EXHIBIT 10.1

CULP, INC.
DEFERRED COMPENSATION PLAN FOR CERTAIN KEY EMPLOYEES

This document is drafted with the intent that it comply with Internal Revenue Code Section 409A and regulations promulgated thereunder.

MassMutual Retirement Services and MyDeferral Executive Benefits have provided you this specimen document strictly in their capacity as service provider, employee benefits consulting firm and plan recordkeeper. MassMutual Retirement Services and MyDeferral Executive Benefits do NOT provide legal, tax or accounting consultation or advice. It is MassMutual Retirement Services’ and MyDeferral Executive Benefits’ recommendation that you seek appropriately specialized professional consultation regarding the information and/or material contained herein.

Culp, Inc.
Deferred Compensation Plan for Certain Key Employees

Table of Contents

Article 1 Definitions		1
1.1	Account	1
1.2	Administrator	1
1.3	Board	1
1.4	Bonus	1
1.5	Change-in-Control	1
1.6	Code	2
1.7	Commissions	2
1.8	Compensation	2
1.9	Deferrals	2
1.10	Deferral Election	2
1.11	Director Fees	2
1.12	Disability	2
1.13	Effective Date	3
1.14	Eligible Director	3
1.15	Eligible Employee	3
1.16	Employee	3
1.17	Employer	3
1.18	Employer Discretionary Contribution	3
1.19	ERISA	3
1.20	Investment Fund	3
1.21	Non-elective Employer Contribution	3
1.22	Participant	3
1.23	Plan Year	3
1.24	Retirement	3
1.25	Salary	3
1.26	Separation from Service	4
1.27	Service Recipient	4
1.28	Specified Employee	4
1.29	Trust	4
1.30	Trustee	4
1.31	Years of Service	4

Article 2 Participation		4
2.1	Commencement of Participation	4
2.2	Loss of Eligible Employee Status	4

Article 3 Contributions		5
3.1	Deferral Elections - General	5
3.2	Time of Election	5
3.3	Distribution Elections	5
3.4	Additional Requirements	5
3.5	Cancellation of Deferral Election due to Disability	5
3.6	Employer Discretionary Contribution	6
3.7	Non-elective Employer Contribution	6

Article 4 Vesting		6
4.1	Vesting of Deferrals	6
4.2	Vesting of Non-elective Employer Contributions	6
4.3	Vesting of Employer Discretionary Contributions	6
4.4	Forfeitures	6

Article 5 Accounts		7
5.1	Accounts	7

5.2	Investments, Gains and Losses	7

Article 6 Distributions		7
6.1	Distribution Election	7
6.2	Distributions upon an In-Service Account Triggering Date	8
6.3	Distributions upon Retirement	8
6.4	Substantially Equal Annual Installments	8
6.5	Distributions due to other Separation from Service	8
6.6	Distributions due to Disability	8
6.7	Distributions upon Death	9
6.8	Changes to Distribution Elections	9
6.9	Acceleration or Delay in Payments	9
6.10	Unforeseeable Emergency	9
6.11	Distributions to Specified Employee	9
6.12	Minimum Distribution	10
6.13	Form of Payment	10

Article 7 Beneficiaries		10
7.1	Beneficiaries	10
7.2	Lost Beneficiary	10

Article 8 Funding		10
8.1	Prohibition against Funding	10
8.2	Deposits in Trust	10
8.3	Withholding of Employee Contributions	11

Article 9 Claims Administration		11
9.1	Claims Procedure	11

Article 10 General Provisions		14
10.1	Administrator	14
10.2	No Assignment	14
10.3	No Employment Rights	15
10.4	Incompetence	15
10.5	Identity	15
10.6	Other Benefits	15
10.7	Expenses	15
10.8	Insolvency	15
10.9	Amendment or Modification	15
10.10	Plan Suspension	15
10.11	Plan Termination	16
10.12	Plan Termination due to a Change-in-Control	16
10.13	Construction	16
10.14	Governing Law	16
10.15	Severability	16
10.16	Headings	16
10.17	Terms	16
10.18	Code Section 409A Fail Safe Provision	16
10.19	Right of Setoff	16

Article 11 Pre-2014 Accounts		17
11.1	Pre-2014Accounts	17

Culp, Inc.
Deferred Compensation Plan for Certain Key Employees

WHEREAS, Culp, Inc., and its affiliates and subsidiaries (the “Employer”), adopted the Deferred Compensation Plan for Certain Key Employees (“Prior Plan”) with an effective date of May 1, 2002;

WHEREAS, Culp, Inc., and its affiliates and subsidiaries (the “Employer”), amended and restated the Deferred Compensation Plan for Certain Key Employees (“Prior Plan”) with an effective date of July 1, 2009;

WHEREAS, the Employer, effective January 1, 2014 retained MassMutual Retirement Services, and its subcontractor, MyDeferral Executive Benefits, to provide recordkeeping and administrative services to the Prior Plan;

WHEREAS, the Employer desires to change certain provisions of the Prior Plan effective January 1, 2014, and

WHEREAS, Section 7 of the Prior Plan provides Employer with the authority to amend and modify the Plan, subject to non-applicable restrictions;

NOW THEREFORE, the Employer hereby amends and restates the Prior Plan as the Culp, Inc. Nonqualified Deferred Compensation Plan (“Plan”). This Plan is an unfunded arrangement and is intended to be exempt from the participation, vesting, funding, and fiduciary requirements set forth in Title I of the Employee Retirement Income Security Act of 1974, as amended. It is intended to comply with Internal Revenue Code Section 409A.

Article 1    Definitions

1.1 Account

The sum of all the bookkeeping sub-accounts as may be established for each Participant as provided in Section 5.1 hereof.

1.2 Administrator

A committee (the Deferred Compensation Committee) consisting of the following individuals: President and Chief Executive Officer; Chief Financial Officer; Vice President of Human Resources. The Administrator shall serve as the agent for the Employer with respect to the Trust.

1.3 Board

The Board of Directors of the Employer.

1.4 Bonus

Compensation which is designated as such by the Employer and which relates to services performed during an incentive period by an Eligible Employee in addition to his or her Salary, including any pretax elective deferrals from said Bonus to any Employer sponsored plan that includes amounts deferred under a Deferral Election or any elective deferral as defined in Code Section 402(g)(3) or any amount contributed or deferred at the election of the Eligible Employee in accordance with Code Section 125 or 132(f)(4).

1.5 Change-in-Control

Provided that such term shall be interpreted within the meaning of regulations promulgated under Code Section 409A, a “Change-in-Control” of the Employer (which, for purpose of this Section 1.5 shall mean Culp, Inc. but not any of its affiliates or subsidiaries) shall mean the first to occur of any of the following:

(a) the date that any one person or persons acting as a group acquires ownership of Employer stock constituting more than fifty percent (50%) of the total fair market value or total voting power of the Employer;

(b) the date that any one person or persons acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of the stock of the Employer possessing thirty percent (30%) or more of the total voting power of the stock of the Employer;

(c) the date that any one person or persons acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Employer that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Employer immediately prior to such acquisition; or

(d) the date that a majority of members of the Employer’s Board is replaced during any 12- month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or elections.

1.6 Code

The Internal Revenue Code of 1986, as amended.

1.7 Commissions

Provided that such term shall be interpreted within the meaning of regulations promulgated under Code Section 409A, Commissions shall mean sales commissions payable by an Employer to a Participant, under a sales commission plan designed from time to time by the Administrator, if (i) a substantial portion of the services provided by the Participant to the Employer consist of the direct sale of a product or service to an unrelated customer, (ii) the sales commissions paid by the Employer to the Participant consist of either a portion of the purchase price for the product or service or an amount substantially all of which is calculated by reference to the volume of sales, (iii) payment of the sales commissions is contingent upon the closing of the sales transaction and such other requirements as may be specified by the Employer before the closing of the sales transaction. Such term shall be interpreted in a manner consistent with the definition of “sales commission compensation” contained in Code Section 409A.

1.8 Compensation

The Participant’s earned income, including Salary, Commissions, Bonus, Director Fees, and other remuneration from the Employer as may be included by the Administrator.

1.9 Deferrals

The portion of Compensation that a Participant elects to defer in accordance with Section 3.1 hereof.

1.10 Deferral Election

The separate agreement, submitted to the Administrator, by which an Eligible Employee agrees to participate in the Plan and make Deferrals thereto.

1.11 Director Fees

Any remuneration paid to the Participant for services performed as a member of the Board of Directors.

1.12 Disability

Provided that such term shall be interpreted within the meaning of regulations promulgated under Code Section 409A, a Participant shall be considered to have incurred a Disability if: (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (ii) the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s Employer; or (iii) determined to be totally disabled by the Social Security Administration.

1.13 Effective Date

January 1, 2014.

1.14 Eligible Director

A person who is appointed to the Board of Directors will be considered an Eligible Director as of the date appointed to the Board.

1.15 Eligible Employee

An Employee shall be considered an Eligible Employee if such Employee is a member of a “select group of management or highly compensated employees,” within the meaning of Sections 201, 301 and 401 of ERISA, and is designated as an Eligible Employee by the Administrator. The Administrator may at any time, in its sole discretion, change the eligible criteria for an Eligible Employee or determine that one or more Participants will cease to be an Eligible Employee. The designation of an Employee as an Eligible Employee in any year shall not confer upon such Employee any right to be designated as an Eligible Employee in any future Plan Year.

1.16 Employee

Any person employed by the Employer.

1.17 Employer

Culp, Inc. and its subsidiaries and affiliates.

1.18 Employer Discretionary Contribution

A discretionary contribution made by the Employer that is credited to one or more Participant’s Accounts in accordance with the terms of Section 3.6 hereof.

1.19 ERISA

The Employee Retirement Income Security Act of 1974, as amended.

1.20 Investment Fund

Each investment(s) which serves as a means to measure value, increases or decreases with respect to a Participant’s Accounts.

1.21 Non-elective Employer Contribution

A contribution made by the Employer that is credited to one or more Participant’s Accounts in accordance with the terms of Section 3.7 hereof.

1.22 Participant

An Eligible Employee who is a Participant as provided in Article 2.

1.23 Plan Year

January 1 through December 31.

1.24 Retirement

Retirement shall mean a Participant’s Separation from Service on, or subsequent to, the Participant’s attaining age fifty (50) and Participant has at least five (5) Years of Service and has a Separation from Service.

1.25 Salary

An Eligible Employee’s base salary earned during a Plan Year, including any pretax elective deferrals from said Salary to any Employer sponsored plan that includes amounts deferred under a Deferral Election or any elective deferral as defined in Code Section 402(g)(3) or any amount contributed or deferred at the election of the Eligible Employee in accordance with Code Section 125 or 132(f)(4).

1.26 Separation from Service

Provided that such term shall be interpreted within the meaning of regulations promulgated under Code Section 409A, a Participant shall incur a Separation from Service with the Service Recipient due to death, retirement or other termination of employment with the Service Recipient unless the employment relationship is treated as continuing intact while the individual is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to reemployment with the Service Recipient under an applicable statute or by contract. Upon a sale or other disposition of the assets of the Employer to an unrelated purchaser, the Administrator reserves the right, to the extent permitted by Code section 409A to determine whether Participants providing services to the purchaser after and in connection with the purchase transaction have experienced a Separation from Service.

1.27 Service Recipient

Provided that such term shall be interpreted within the meaning of regulations promulgated under Code Section 409A, Service Recipient shall mean the Employer or person for whom the services are performed and with respect to whom the legally binding right to compensation arises, and all persons with whom such person would be considered a single employer under Code Section 414(b) (employees of controlled group of corporations), and all persons with whom such person would be considered a single employer under Code Section 414(c) (employees of partnerships, proprietorships, etc., under common control).

1.28 Specified Employee

Provided that such term shall be interpreted within the meaning of regulations promulgated under Code Section 409A, a “Specified Employee” shall mean a participant who is considered a key employee on the Identification Date, as defined in Code Section 416(i) without regard to section 416(i)(5) and such other requirements imposed under Code Section 409A(a)(2)(B)(i) and regulations thereunder for the period beginning April 1 of the year subsequent to the Identification Date and ending March 31 of the following year. The Identification Date for this Plan is December 31 of each year. Notwithstanding anything to the contrary, a Participant is not a Specified Employee unless any stock of the Service Recipient is publicly traded on an established securities market or otherwise.

1.29 Trust

The agreement between the Employer and the Trustee under which the assets of the Plan are held, administered and managed, which shall conform to the terms of Rev. Proc. 92-64.

1.30 Trustee

State Street Bank & Trust, or such other successor that shall become trustee pursuant to the terms of the Plan.

1.31 Years of Service

A Participant’s “Years of Service” shall be measured by employment during a twelve (12) month period commencing with the Participant’s date of hire or date of appointment to the Board and anniversaries thereof.

Article 2    Participation

2.1 Commencement of Participation

Each Eligible Employee shall become a Participant at the earlier of the date on which his or her Deferral Election first becomes effective or the date on which an Non-elective Employer Contribution or Employer Discretionary Contribution is first credited to his or her Account.

2.2 Loss of Eligible Employee Status

A Participant who is no longer an Eligible Employee shall not be permitted to submit a Deferral Election and all Deferrals for such Participant shall cease as of the end of the year in which such
Participant is determined to no longer be an Eligible Employee. Amounts credited to the Account of a Participant who is no longer an Eligible Employee shall continue to be held pursuant to the terms of the Plan and shall be distributed as provided in Article 6.

Article 3    Contributions

3.1 Deferral Elections - General

A Participant’s Deferral Election for a Plan Year, is irrevocable for that applicable Plan Year; provided, however that a cessation of Deferrals shall be allowed if required by the terms of the Employer’s qualified 401(k) plan in order for the Participant to obtain a hardship withdrawal from the 401(k) plan, or if required under Section 6.10 (Unforeseeable Emergency) of this Plan. Such amounts deferred under the Plan shall not be made available to such Participant, except as provided in Article 6, and shall reduce such Participant’s Compensation from the Employer in accordance with the provisions of the applicable Deferral Election; provided, however, that all such amounts shall be subject to the rights of the general creditors of the Employer as provided in Article 8. The Deferral Election, in addition to the requirements set forth below, must designate: (i) the amount of Compensation to be deferred, (ii) the time of the distribution, and (iii) the form of the distribution.

3.2 Time of Election

A Deferral Election shall be void if it is not made in a timely manner as follows:

(a) A Deferral Election with respect to any Compensation must be submitted to the Administrator before the beginning of the calendar year during which the amount to be deferred will be earned. As of December 31 of each calendar year, said Deferral Election is irrevocable for the calendar year.

(b) Notwithstanding the foregoing and in the discretion of the Employer, in a year in which an Employee is first eligible to participate, and provided that such Employee is not eligible to participate in any other similar account balance arrangement subject to Code Section 409A, such Deferral Election shall be submitted within thirty (30) days after the date on which an Employee is first eligible to participate, and such Deferral Election shall apply to Compensation to be earned during the remainder of the calendar year after such election is made.

3.3 Distribution Elections

At the time a Participant makes a Deferral Election, he or she must also elect the time and form of the distribution by establishing one or more In-Service Account or Retirement Account(s) as provided in Sections 5.1 and 6.1. If the Participant fails to properly designate the time and form of a distribution, the Participant’s Account shall be designated as a Retirement Account and shall be paid in a lump sum.

3.4 Additional Requirements

The Deferral Election, subject to the limitations set forth in Sections 3.1 and 3.2 hereof, shall comply with the following additional requirements, or as otherwise required by the Administrator in its sole discretion:

(a) Deferrals may be made in whole percentages or stated dollar amounts as determined by the Administrator.

(b) The maximum amount that may be deferred each Plan Year is one hundred percent (100%) of the Participant’s Compensation, net of applicable taxes.

(c) The distribution year for an In-Service Account must be at least three (3) Plan Years subsequent to the Plan Year in which the Participant first establishes the In-Service subaccount to be credited with contributions.

3.5 Cancellation of Deferral Election due to Disability

Notwithstanding anything to the contrary, if a Participant incurs a disability as defined in this Section 3.5, said Participant may file an election to stop Deferrals as of the date the election is received by the Administrator, provided that such cancellation occurs by the later of the end of the calendar year or the 15th day of the third month following the date the Participant incurs a disability. Disability for purposes of this Section 3.5 only means that a Participant incurs a medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months, as determined by the Administrator in its sole discretion.

3.6 Employer Discretionary Contribution

The Employer may make discretionary contributions to some or all Participants’ Accounts in such amount and in such manner as may be determined by the Employer. Such Employer Discretionary Contribution, at the option of the Employer, shall be credited to such sub-account as may be elected by the Participant in accordance with Sections 3.1 and 5.1 and procedures established by the Administrator. In the event no such election is made by the Participant or if Employer desires to direct Employer Discretionary Contributions to a particular Participant sub-account, the Employer, in its sole discretion, may determine which sub-account will be credited with such Employer Discretionary Contribution. In the event the Employer does not designate which Participant sub-account shall be credited, such Employer Discretionary Contribution shall be credited to a lump-sum Retirement sub-account.

3.7 Non-elective Employer Contribution

The Employer shall make an Non-elective Employer Contribution to the Account of some or all of the Participants. The amount of the Non-elective Employer Contribution shall be determined by the Employer annually and communicated to the Participant. Such Non-elective Employer Contribution shall be credited to such sub-account as may be elected by the Participant in accordance with Sections 3.1 and 5.1 and procedures established by the Administrator. In the event no such election is made by the Participant or if Employer desires to direct Non-elective Employer Contributions to a particular Participant sub-account, the Employer, in its sole discretion, may determine which sub-account will be credited with such Non-elective Employer Contribution. In the event the Employer does not designate which Participant sub-account shall be credited, such Non-elective Employer Contribution shall be credited to a lump-sum Retirement sub-account.

Article 4    Vesting

4.1 Vesting of Deferrals

A Participant shall be one-hundred percent (100%) vested in his or her Account attributable to Deferrals and any earning or losses on the investment of such Deferrals.

4.2 Vesting of Non-elective Employer Contributions

A Participant shall be one-hundred percent (100%) vested in his or her Account attributable to Non-elective Employer Contributions and any earning or losses on the investment of such Non-elective Employer Contributions.

4.3 Vesting of Employer Discretionary Contributions

A Participant shall have a vested right to the portion of his or her Account attributable to Employer Discretionary Contribution(s) and any earnings or losses on the investment of such Employer Discretionary Contribution(s) according to such vesting schedule as the Employer shall determine at the time an Employer Discretionary Contribution is made. Any amounts credited to a Participant’s Account that are not vested at the time of a distribution event shall be forfeited.

4.4 Forfeitures

At the discretion of the Employer, any forfeitures from a Participant’s Account (i) may continue to be held in the Trust, may be separately invested, and may be used to reduce succeeding Deferrals and any Employer Contributions, or (ii) may be returned to the Employer as soon as administratively feasible.

Article 5    Accounts

5.1 Accounts

The Administrator shall establish and maintain a bookkeeping account in the name of each Participant. The Administrator shall also establish sub-accounts as provided in subsection (a) and (b), below, as elected by the Participant pursuant to Article 3. A Participant may have a maximum of ten (10) sub-accounts at any time.

(a) A Participant may establish one or more Retirement Account (“Retirement sub-account”) by designating as such on the Participant’s Deferral Election. Each Participant’s Retirement sub-account shall be credited with Deferrals (as specified in the Participant’s Deferral Election), any Non-elective Employer, any Employer Discretionary Contributions, and the Participant’s allocable share of any earnings or losses on the foregoing. Each Participant’s Retirement sub-account shall be reduced by any distributions made plus any federal and state tax withholding, and any social security withholding tax as may be required by law.

(b) A Participant may elect to establish one or more In-Service Account (“In-Service sub-account”) by designating as such in the Participant’s Deferral Election the year in which payment shall be made. Each Participant’s In-Service sub-account shall be credited with Deferrals (as specified in the Participant’s Deferral Election), any Non-elective Employer, any Employer Discretionary Contributions, and the Participant’s allocable share of any earnings or losses on the foregoing. Each Participant’s In-Service sub-account shall be reduced by any distributions made plus any federal and state tax withholding and any social security withholding tax as may be required by law.

5.2 Investments, Gains and Losses

(a) A Participant may direct that his or her Retirement sub-accounts and or In-Service sub-accounts established pursuant to Section 5.1 may be valued as if they were invested in one or more Investment Funds as selected by the Employer in multiples of one percent (1%). The Employer may from time to time, at the discretion of the Administrator, change the Investment Funds for purposes of this Plan.

(b) The Administrator shall adjust the amounts credited to each Participant’s Account to reflect Deferrals, Non-elective Employer Contributions, any Employer Discretionary Contributions, investment experience, distributions and any other appropriate adjustments. Such adjustments shall be made as frequently as is administratively feasible.

(c) A Participant may change his or her selection of Investment Funds no more than twenty-five (25) times each Plan Year with respect to his or her Account or sub-accounts by filing a new election in accordance with procedures established by the Administrator. An election shall be effective as soon as administratively feasible following the date the change is submitted on a form prescribed by the Administrator.

(d) Notwithstanding the Participant’s ability to designate the Investment Fund in which his or her deferred Compensation shall be deemed invested, the Employer shall have no obligation to invest any funds in accordance with the Participant’s election. Participants’ Accounts shall merely be bookkeeping entries on the Employer’s books, and no Participant shall obtain any property right or interest in any Investment Fund.

Article 6    Distributions

6.1 Distribution Election

Each Participant shall designate in his or her Deferral Election the form and timing of his or her distribution by indicating the type of sub-account as described under Section 5.1, and by designating the form in which payments shall be made from the choices available under Section 6.2 and 6.3 hereof. Notwithstanding anything to the contrary contained herein provided, no acceleration of the time or schedule of payments under the Plan shall occur except as permitted under both this Plan and Code Section 409A.

6.2 Distributions upon an In-Service Account Triggering Date

In-Service sub-account distributions shall begin as soon as administratively feasible but no later than sixty (60) days following June 1 of the calendar year designated by the Participant on a properly submitted Deferral Election, and are payable in either a lump-sum payment or substantially equal annual installments, as described in Section 6.3 below, over a period of up to five (5) years as elected by the Participant in his or her Deferral Election. If the Participant fails to designate the form of the distribution, the sub-account shall be paid in a lump-sum payment.

6.3 Distributions upon Retirement

If the Participant has a Separation from Service due to Retirement, the Participant’s Retirement sub-account(s) shall be distributed as soon as administratively feasible but no later than sixty (60) days following the Participant’s Retirement, subject to Section 6.11 (Distributions to Specified Employees).

Distribution shall be made either in a lump-sum payment or in substantially equal annual, quarterly or monthly installments, as defined in Section 6.4 below, over a period of up to ten (10) years as elected by the Participant. If the Participant fails to designate the form of the distribution, the sub-account shall be paid in a lump-sum payment. If a Participant has any In-Service sub-accounts at the time of his or her Retirement, said sub-accounts shall be distributed in a lump sum as soon as administratively feasible but no later than sixty (60) days following Participant’s Retirement, subject to Section 6.11 (Distributions to Specified Employees).

6.4 Substantially Equal Annual Installments

(a) The amount of the substantially equal payments shall be determined by multiplying the Participant’s Account or sub-account by a fraction, the denominator of which in the first year of payment equals a) the number of years over which benefits are to be paid for annual installments, b) the number of years over which benefits are to be paid multiplied by four for quarterly installments or c) the number of years over which benefits are to be paid multiplied by twelve for monthly installments, and the numerator of which is one (1). The amounts of the payments for each succeeding year shall be determined by multiplying the Participant’s Account or sub-account as of the applicable anniversary of the payout by a fraction, the denominator of which equals the number of remaining years, quarters or months over which benefits are to be paid, and the numerator of which is one (1). Installment payments made pursuant to this Section 6.4 shall be made as soon as administratively feasible but no later than sixty (60) days following the anniversary of the distribution event, subject to Section 6.11 (Distributions to Specified Employees).

(b) For purposes of the Plan pursuant to Code Section 409A and regulations thereunder, a series of annual, quarterly or monthly installments from a particular subaccount shall be considered a single payment.

6.5 Distributions due to other Separation from Service

Upon a Participant’s Separation from Service for any reason other than Retirement, death or Disability, all vested amounts credited to his or her Account shall be paid to the Participant in a lump-sum, as soon as administratively feasible, but no later than sixty (60) days, following the date of Separation from Service, subject to Section 6.11 (Distributions to Specified Employees).

6.6 Distributions due to Disability

Upon a Participant’s Disability, all amounts credited to his or her Account shall be paid to the Participant in a lump sum as soon as administratively feasible but no later than sixty (60) days following the date of Disability.

6.7 Distributions upon Death

Upon the death of a Participant, all amounts credited to his or her Account shall be paid, as soon as administratively feasible but no later than sixty (60) days following Participant’s date of death, to his or her beneficiary or beneficiaries, as determined under Article 7 hereof, in a lump sum.

6.8 Changes to Distribution Elections

A Participant will be permitted to elect to change the form or timing of the distribution of the balance of his or her one or more sub-accounts within his or her Account to the extent permitted and in accordance with the requirements of Code Section 409A(a)(4)(C), including the requirement that (i) a redeferral election may not take effect until at least twelve (12) months after such election is filed with the Employer, (ii) an election to further defer a distribution (other than a distribution upon death, Disability or an unforeseeable emergency) must result in the first distribution subject to the election being made at least five (5) years after the previously elected date of distribution, and (iii) any redeferral election affecting a distribution at a fixed date must be filed with the Employer at least twelve (12) months before the first scheduled payment under the previous fixed date distribution election.

6.9 Acceleration or Delay in Payments

To the extent permitted by Code Section 409A, and notwithstanding any provision of the Plan to the contrary, the Administrator, in its sole discretion, may elect to (i) accelerate the time or form of payment of a benefit owed to a Participant hereunder in accordance with the terms and subject to the conditions of Treasury Regulations Section 1.409A-3(j)(4), or (ii) delay the time of payment of a benefit owed to a Participant hereunder in accordance with the terms and subject to the conditions of Treasury Regulations Section 1.409A-2(b)(7). By way of example, and at the sole discretion of the Administrator, if a Participant’s entire Account balance is less than the applicable Code Section 402(g) annual limit, the Employer may distribute the Participant’s Account in a lump sum provided that the distribution results in the termination of the participant’s entire interest in the Plan, subject to the plan aggregation rules of Code Section 409A and regulations thereunder. By way of example, the Administrator may permit such acceleration of the time or schedule of a payment under the arrangement to an individual other than a Participant as may be necessary to fulfill a domestic relations order (as defined in Code Section 414(p)(1)(B)).

6.10 Unforeseeable Emergency

The Administrator may permit an early distribution of part or all of any deferred amounts; provided, however, that such distribution shall be made only if the Administrator, in its sole discretion, determines that the Participant, or the Participant’s beneficiary, has experienced an Unforeseeable Emergency. An Unforeseeable Emergency is defined as a severe financial hardship resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or a dependent (as defined in Code Section 152, without regard to Code Section 152(b)(1), (b)(2) and (d)(1)(B)) of the Participant, loss of the Participant’s property due to casualty or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. If an Unforeseeable Emergency is determined to exist, a distribution may not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

6.11 Distributions to Specified Employee

Notwithstanding anything herein to the contrary, if any Participant is a Specified Employee upon a Separation from Service for any reason other than death, distributions to such Participant shall commence no earlier than six months following Separation from Service (or, if earlier, the date of death of the Participant) and no later than eight months following Separation from Service. If distributions are to be made in annual installments, the second installment and all those thereafter will be made on the applicable anniversaries of the date on which the Participant’s initial installment was payable.

6.12 Minimum Distribution

Notwithstanding any provision to the contrary, if the balance of a Participant’s Account or sub-account at the time of a distribution event is $10,000 or less, then the Participant shall be paid his or her Account or sub-account as a single lump sum.

6.13 Form of Payment

All distributions shall be made in the form of cash.

Article 7    Beneficiaries

7.1 Beneficiaries

Each Participant may from time to time designate one or more persons (who may be any one or more members of such person’s family or other persons, administrators, trusts, foundations or other entities) as his or her beneficiary under the Plan. Such designation shall be made in a form prescribed by the Administrator. Each Participant may at any time and from time to time, change any previous beneficiary designation, without notice to or consent of any previously designated beneficiary, by amending his or her previous designation in a form prescribed by the Administrator. If the beneficiary does not survive the Participant (or is otherwise unavailable to receive payment), or if no beneficiary is validly designated then the amounts payable under this Plan shall be paid to the Participant’s estate. If more than one person is the beneficiary of a deceased Participant, each such person shall receive a pro rata share of any death benefit payable unless otherwise designated in the applicable form. If a beneficiary who is receiving benefits dies, all benefits that were payable to such beneficiary shall then be payable to the estate of that beneficiary.

7.2 Lost Beneficiary

All Participants and beneficiaries shall have the obligation to keep the Administrator informed of their current address until such time as all benefits due have been paid. If a Participant or beneficiary cannot be located by the Administrator exercising due diligence, then, in its sole discretion, the Administrator may presume that the Participant or beneficiary is deceased for purposes of the Plan and all unpaid amounts (net of due diligence expenses) owed to the Participant or beneficiary shall be paid accordingly or, if a beneficiary cannot be so located, then such amounts may be forfeited. Any such presumption of death shall be final, conclusive and binding on all parties.

Article 8    Funding

8.1 Prohibition against Funding

Should any investment be acquired in connection with the liabilities assumed under this Plan, it is expressly understood and agreed that the Participants and beneficiaries shall not have any right with respect to, or claim against, such assets nor shall any such purchase be construed to create a trust of any kind or a fiduciary relationship between the Employer and the Participants, their beneficiaries or any other person. Any such assets shall be and remain a part of the general, unpledged, unrestricted assets of the Employer, subject to the claims of its general creditors. It is the express intention of the parties hereto that this arrangement shall be unfunded for tax purposes and for purposes of Title I of the ERISA. Each Participant and beneficiary shall be required to look to the provisions of this Plan and to the Employer itself for enforcement of any and all benefits due under this Plan, and to the extent any such person acquires a right to receive payment under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer. The Employer or the Trust shall be designated the owner and beneficiary of any investment acquired in connection with its obligation under this Plan.

8.2 Deposits in Trust

Notwithstanding Section 8.1, or any other provision of this Plan to the contrary, the Employer may deposit into the Trust any amounts it deems appropriate to pay the benefits under this Plan. The amounts so deposited may include all contributions made pursuant to a Deferral Election by a Participant, and any Employer Contributions.

8.3 Withholding of Employee Contributions

The Administrator is authorized to make any and all necessary arrangements with the Employer in order to withhold the Participant’s Deferrals under Section 3.1 hereof from his or her Compensation. The Administrator shall determine the amount and timing of such withholding.

Article 9    Claims Administration

9.1 Claims Procedure

A Participant or beneficiary (“claimant”) with an interest under this Plan shall have the right to file a claim for benefits under this Plan and to appeal any denial of a claim for benefits. Any request for a benefit or to clarify the claimant’s rights to future benefits under the terms of this Plan shall be considered to be a claim. An authorized representative of the claimant may act on behalf of the claimant in pursuing a benefit claim or appeal of an adverse benefit determination. The individual or individuals responsible for deciding the benefit claim or appeal, as applicable, may require the representative to provide reasonable written proof that the representative has in fact been authorized to act on behalf of the claimant. This Plan requires no fee or other cost for the making of a claim or appealing an adverse benefit determination.

(a) A claim for benefits will be considered as having been made when submitted in writing by the claimant to the Administrator. A claim must be submitted in writing on such form or forms as required by the Administrator; provided, that the Administrator, in its discretion, may accept a written claim submitted otherwise than on this Plan’s form or forms. The claim may be delivered personally during normal business hours or mailed to the Administrator.

(b) The Administrator, acting through such agent or agents as it may appoint, will determine whether, or to what extent, the claim may be allowed or denied under the terms of this Plan. In the case of a claim for disability benefits, such agent or agents must be someone other than a Claims Appeal Committee member and may not be any person to whom any member of the Claims Appeal Committee is subordinate. If the claim is wholly or partially denied, the Administrator shall notify the claimant of the adverse benefit determination within a reasonable period of time, but not later than 90 days (not later than 45 days in the case of a claim for disability benefits) after the Administrator receives the claim, unless the Administrator determines that special circumstances require an extension of time for processing the claim.

Extensions for claims other than a claim for disability benefits. If such an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. Such extension may not exceed an additional 90 days from the end of the initial 90-day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Administrator expects to render the final decision.

Extensions for claims for disability benefits. The 45-day period may be extended by the Administrator for up to 30 days, provided that the Administrator both determines that such an extension is necessary due to matters beyond the control of the Administrator and notifies the claimant, prior to the expiration of the initial 45-day period, of the circumstances requiring the extension of time and the date by which the Administrator expects to render a final decision. If, prior to the end of the first 30-day extension period, the Administrator determines that, due to matters beyond the control of the Administrator, a decision cannot be reached within the extension period, the period for making the determination may be extended for up to an additional 30 days, provided that the Administrator notifies the claimant prior to the expiration of the first 30- day extension period, of the circumstances requiring an extension and the date as of which the Administrator expects to render a decision. The notice of any extension shall specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that present a decision on the claim, and the additional information needed to resolve those issues. The claimant shall be afforded at least 45 days within which to provide the specified information.

Calculating time periods. For the purposes of this paragraph (b), the period of time within which a benefit determination is required to be made shall begin at the time a claim is filed in accordance with this Plan’s filing requirements, without regard to whether all the information necessary to make a benefit determination accompanies the filing. In the event that a period of time is extended as provided above for the determination of a claim for disability benefits due to a claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information.

(c) The Administrator shall provide a claimant with written or electronic notification of any adverse benefit determination. Any electronic notification shall comply with the standards imposed by United States Department of Labor Regulation Section 2520.104b-1(c)(i), (iii) and (iv). The notification shall set forth, in a manner calculated to be understood by the claimant:

(i) The specific reason(s) for the adverse determination;
(ii) Reference to the specific Plan provisions on which the determination is based;
(iii) A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;
(iv) A description of the appeal (review) procedures under this Plan and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on appeal; and
(v) In the case of an adverse benefit determination regarding a claim for disability benefits, if an internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination, the specific rule, guideline, protocol or other criterion, or, if in connection with the adverse determination the Administrator obtained advice from medical or vocational experts (regardless of whether such advice was relied upon in making the determination), the identity of any such medical or vocational experts.

(d) The claimant may appeal an adverse benefit determination to the Claims Appeal
Committee. If a member of the Claims Appeal Committee made (or was a member of a group that made) the determination that is the subject of the appeal, such individual shall recluse himself from the consideration of any such appeal. The Claims Appeal Committee shall conduct a full and fair review of each appealed claim and its denial. The claimant shall have at least 60 days (at least 180 days if the appeal involves a claim for disability benefits) following receipt of a notification of an adverse benefit determination within which to appeal the determination.

(e) The appeal of an adverse benefit determination must be made in writing and filed with the
Administrator. In connection with making such request, the claimant may submit written comments, documents, records, and other information relating to the claim for benefits. The claimant shall be provided, free of charge upon written request, reasonable access to, and copies of, all documents, records and other information relevant (as defined in paragraph (j) below) to the claimant’s claim for benefits. In considering the appeal the Claims Appeal Committee shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in connection with the initial benefit determination. If the appeal involves a claim for disability benefits, then (i) the Claims Appeal Committee shall not afford deference to the Administrator’s initial adverse benefit determination and (ii) in deciding an appeal of any adverse benefit determination that is based in whole or in part on a medical judgment, the Claims Appeal Committee shall consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment; provided, that such health care professional must be an individual who is neither the an individual who was consulted in connection with the adverse benefit determination that is the subject of the appeal, nor the subordinate of any such individual.

General procedure. The Administrator shall notify a claimant of the benefit determination upon appeal within a reasonable period of time, but not later than 60 days (not later than 45 days in the case of a claim for disability benefits) after receipt of the claimant’s appeal. However, the Administrator may determine that special circumstances (such as the need to hold a hearing) require an extension of time for processing the claim. If the Administrator determines that an extension of time, not to exceed 60 days (not to exceed 45 days in the case of a claim for disability benefits), for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 60-day (or 45-day) period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Claims Appeal Committee expects to render the determination on appeal.

Special procedure if Claims Appeal Committee holds regularly scheduled meetings. However, if the Claims Appeal Committee holds regularly scheduled meetings at least quarterly, a decision on the benefit determination on appeal shall be made by no later than the date of the meeting that immediately follows the receipt of a request for review, unless the request is filed within 30 days preceding the date of such meeting. In such case, a benefit determination may be made by no later than the date of the second meeting following the receipt of the appeal. If special circumstances (such as the need to hold a hearing) require a further extension of time for processing, the benefit determination shall be rendered not later than the third meeting following the receipt of the appeal. If such an extension of time is required because of special circumstances, the Administrator shall provide the claimant with written notice of the extension, describing the special circumstances and the date as of which the benefit determination will be made, prior to the commencement of the extension. The Administrator shall notify the claimant of the benefit determination as soon as possible, but not later that five days after the benefit determination is made.

Calculating time periods. For the purposes of this paragraph €, the period of time within which a benefit determination on appeal is required to be made shall begin at the time an appeal is filed in accordance with this Plan’s appeal filing requirements, without regard to whether all the information necessary to make a benefit determination on appeal accompanies the filing. In the event that a period of time is extended as provided above for the determination of a claim on appeal due to a claimant’s failure to submit information necessary to decide an appeal of an adverse benefit determination, the period for making the benefit determination on appeal shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information.

Furnishing documents. In the case of an adverse determination on appeal, the Administrator shall provide such access to, and copies of, documents, records, and other information described in subparagraphs (f)(iii), (iv) and (v) below as is appropriate.

(f) The Administrator shall provide a claimant with written or electronic notification of the benefit determination on appeal. Any electronic notification shall comply with the standards imposed by United States Department of Labor Regulation Section 2520.104b-1I(i), (iii) and (iv). In the case of an adverse benefit determination on appeal, the notification shall set forth, in a manner calculated to be understood by the claimant:

(i) The specific reason(s) for the adverse determination;
(ii) Reference to the specific Plan provisions on which the benefit determination is based;
(iii) A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant (as defined in paragraph (j) below) to the claimant’s claim for benefits;
(iv) A statement of the claimant’s right to bring a civil action under section 502(a) of ERISA;
(v) In the case of an adverse benefit determination regarding a claim for disability benefits, if an internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination, the specific rule, guideline, protocol or other criterion, or, if in connection with the adverse determination on appeal the Claims Appeal Committee obtained advice from medical or vocational experts (regardless of whether such advice was relied upon in making the determination), the identity of any such medical or vocational experts; and

(g) A claimant must exhaust his rights to file a claim and to appeal an adverse benefit determination before bringing any civil action to recover benefits due to him under the terms of this Plan, to enforce his rights under the terms of this Plan, or to clarify his rights to future benefits under the terms of this Plan.

(h) Benefit claim determinations and decisions on appeals shall be made in accordance with governing Plan documents. The Plan’s provisions shall be applied consistently with respect to similarly situated claimants. The Administrator and Claims Appeal Committee shall maintain complete records of their proceedings in deciding claims and appeals. The Administrator and Claims Appeal Committee shall maintain their records in a manner that permits them to refer, and they shall so refer, to prior decisions to ensure that this Plan’s provisions are applied consistently with respect to similarly situated claimants.

(i) The Administrator and the Claims Appeal Committee shall have the discretionary authority and responsibility (i) to interpret and construe this Plan and any rules or regulations under this Plan, (ii) to determine your rights, and your beneficiary’s rights, to receive benefits under this Plan, and (ii) to make factual determinations in connection with any of the foregoing.

(j) Definitions. For the purposes of this Section 9.2 the following definitions apply:

“Adverse benefit determination” means any of the following: a denial, reduction, or termination of, or a failure to provide or make payment (in whole or in part) for, a benefit, including any such denial, reduction, termination, or failure to provide or make payment that is based on a determination of a Participant’s or beneficiary’s eligibility to receive benefits under this Plan.

“Claims Appeal Committee” means a committee appointed by the Administrator, which shall consist of at least three members and shall have only such duties as are expressly provided under the terms of this Plan. The Administrator shall carry out all other administrative responsibilities. No member of the Claims Appeal Committee shall receive any compensation for his services as such.

A document, record, or other information shall be considered “relevant” to a claimant’s claim if such document, record, or other information (i) was relied upon in making the benefit determination, (ii) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination, or (iii) demonstrates compliance with the administrative processes and safeguards required pursuant to paragraph (h) above in making the benefit determination.

A “claim for disability benefits” means a disability claim for the purposes of the requirements of United States Department of Labor Regulation Section 2560.503-1.

Article 10    General Provisions

10.1 Administrator

(a) The Administrator is expressly empowered to limit the amount of Compensation that may be deferred; to deposit amounts into the Trust in accordance with Section 8.2 hereof; to interpret the Plan, and to determine all questions arising in the administration, interpretation and application of the Plan; to employ actuaries, accountants, counsel, and other persons it deems necessary in connection with the administration of the Plan; to request any information from the Employer it deems necessary to determine whether the Employer would be considered insolvent or subject to a proceeding in bankruptcy; and to take all other necessary and proper actions to fulfill its duties as Administrator.

(b) The Administrator shall not be liable for any actions by it hereunder, unless due to its own negligence, willful misconduct or lack of good faith.

(c) The Administrator shall be indemnified and saved harmless by the Employer from and against all personal liability to which it may be subject by reason of any act done or omitted to be done in its official capacity as Administrator in good faith in the administration of the Plan and Trust, including all expenses reasonably incurred in its defense in the event the Employer fails to provide such defense upon the request of the Administrator. The Administrator is relieved of all responsibility in connection with its duties hereunder to the fullest extent permitted by law, short of breach of duty to the beneficiaries.

10.2 No Assignment

Benefits or payments under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant’s beneficiary, whether voluntary or involuntary, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish the same shall not be valid, nor shall any such benefit or payment be in any way liable for or subject to the debts, contracts, liabilities, engagement or torts of any Participant or beneficiary, or any other person entitled to such benefit or payment pursuant to the terms of this Plan, except to such extent as may be required by law. If any Participant or beneficiary or any other person entitled to a benefit or payment pursuant to the terms of this Plan becomes bankrupt or attempts to anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish any benefit or payment under this Plan, in whole or in part, or if any attempt is made to subject any such benefit or payment, in whole or in part, to the debts, contracts, liabilities, engagements or torts of the Participant or beneficiary or any other person entitled to any such benefit or payment pursuant to the terms of this Plan, then such benefit or payment, in the discretion of the Administrator, shall cease and terminate with respect to such Participant or beneficiary, or any other such person.

10.3 No Employment Rights

Participation in this Plan shall not be construed to confer upon any Participant the legal right to be retained in the employ of the Employer, or give a Participant or beneficiary, or any other person, any right to any payment whatsoever, except to the extent of the benefits provided for hereunder. Each Participant shall remain subject to discharge to the same extent as if this Plan had never been adopted.

10.4 Incompetence

If the Administrator determines that any person to whom a benefit is payable under this Plan is incompetent by reason of physical or mental disability, the Administrator shall have the power to cause the payments becoming due to such person to be made to another for his or her benefit without responsibility of the Administrator or the Employer to see to the application of such payments. Any payment made pursuant to such power shall, as to such payment, operate as a complete discharge of the Employer, the Administrator and the Trustee.

10.5 Identity

If, at any time, any doubt exists as to the identity of any person entitled to any payment hereunder or the amount or time of such payment, the Administrator shall be entitled to hold such sum until such identity or amount or time is determined or until an order of a court of competent jurisdiction is obtained. The Administrator shall also be entitled to pay such sum into court in accordance with the appropriate rules of law. Any expenses incurred by the Employer, Administrator, and Trust incident to such proceeding or litigation shall be charged against the Account of the affected Participant.

10.6 Other Benefits

The benefits of each Participant or beneficiary hereunder shall be in addition to any benefits paid or payable to or on account of the Participant or beneficiary under any other pension, disability, annuity or retirement plan or policy whatsoever.

10.7 Expenses

All expenses incurred in the administration of the Plan, whether incurred by the Employer or the Plan, shall be paid by the Employer.

10.8 Insolvency

Should the Employer be considered insolvent (as defined by the Trust), the Employer, through its Board and chief executive officer, shall give immediate written notice of such to the Administrator of the Plan and the Trustee. Upon receipt of such notice, the Administrator or Trustee shall cease to make any payments to Participants who were Employees of the Employer or their beneficiaries and shall hold any and all assets attributable to the Employer for the benefit of the general creditors of the Employer.

10.9 Amendment or Modification

The Employer may, at any time, in its sole discretion, amend or modify the Plan in whole or in part, except that no such amendment or modification shall have any retroactive effect to reduce any amounts allocated to a Participant’s Accounts, and provided that such amendment or modification complies with Code Section 409A and related regulations thereunder.

10.10 Plan Suspension

The Employer further reserves the right to suspend the Plan in whole or in part, except that no such suspension shall have any retroactive effect to reduce any amounts allocated to a Participant’s Accounts, and provided that the distribution of the vested Participant Accounts shall not be accelerated but shall be paid at such time and in such manner as determined under the terms of the Plan immediately prior to suspension as if the Plan had not been suspended.

10.11 Plan Termination

Notwithstanding anything to the contrary contained herein, the Employer may terminate this Plan pursuant to those provisions found within Code Section 409A and Treasury regulations promulgated thereto, including, but not limited to, Treasury Regulation Section 1.409A-3(j)(4)(ix).

10.12 Plan Termination due to a Change-in-Control

The Employer may decide, in its discretion, to terminate the Plan in the event of a Change-inControl and distribute all vested Participants Account balances no earlier than thirty (30) days prior to the Change-in-Control and no later than twelve (12) months after the effective date of the Change-in-Control, provided however that the Employer terminates all other similar arrangements for any affected Participant.

10.13 Construction

All questions of interpretation, construction or application arising under or concerning the terms of this Plan shall be decided by the Administrator, in its sole and final discretion, whose decision shall be final, binding and conclusive upon all persons.

10.14 Governing Law

This Plan shall be governed by, construed and administered in accordance with the applicable provisions of ERISA, Code Section 409A, and any other applicable federal law, provided, however, that to the extent not preempted by federal law this Plan shall be governed by, construed and administered under the laws of the State of North Carolina other than its laws respecting choice of law.

10.15 Severability

If any provision of this Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provision of this Plan and this Plan shall be construed and enforced as if such provision had not been included therein. If the inclusion of any Employee (or Employees) as a Participant under this Plan would cause the Plan to fail to comply with the requirements of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, then the Plan shall be severed with respect to such Employee or Employees, who shall be considered to be participating in a separate arrangement.

10.16 Headings

The Article headings contained herein are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of this Plan nor in any way shall they affect this Plan or the construction of any provision thereof.

10.17 Terms

Capitalized terms shall have meanings as defined herein. Singular nouns shall be read as plural, masculine pronouns shall be read as feminine, and vice versa, as appropriate.

10.18 Code Section 409A Fail Safe Provision

If any provision of this Plan violates Code Section 409A, the regulations promulgated thereunder, regulatory interpretations, announcements or mandatory judicial precedent construing Code Section 409A (collectively “Applicable Law”), then such provision shall be void and have no effect. At all times, this Plan shall be interpreted in such manner that it complies with Applicable Law.

10.19 Right of Setoff

The Employer may not deduct from or setoff against any amounts payable to a Participant from this Plan such amounts as may be owed by a Participant to the Employer.

Article 11    Pre-2014 Accounts

11.1 Pre-2014 Accounts

Notwithstanding any other provisions of this Plan, Accounts established under the Plan prior to January 1, 2014 will be distributed in accordance with the provisions of this Section 11.1. Subject to the provisions of Sections 6.8, 6.9 and 6.11, upon a Participant's Separation from Service, the amounts in his or her pre-2014 Accounts shall be paid to the Participant (or his or her beneficiary in the event of death) in a single lump sum payment within 30 days after the Participant's Separation from Service. Pre-2014 Accounts may be distributed before Separation from Service pursuant to the Unforeseeable Emergency rules in Section 6.10.

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IN WITNESS WHEREOF, Gulf Inc. has caused this instrument to be executed by its duly authorized officer, effective as of this 11th day of  December  , 20 13

Culp, Inc.`

/s/:  Frank Saxon

Title:  President and CEO